SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): April 17, 1996



                           CENTRAL MAINE POWER COMPANY
             (Exact name of registrant as specified in its charter)




           Maine                   1-5139              01-0042740
(State of Incorporation)           (Commission         (IRS Employer
                                   File Number)        Identification Number)




                      83 Edison Drive, Augusta, Maine 04336
               (Address of principal executive offices) (zip code)



       Registrant's telephone number, including area code: (207) 623-3521










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Item 1 through Item 4.  Not applicable.

Item 5.  Other Events.


         Company stranded-cost filing. As previously reported, on February 27, 1995, the Maine Public Utilities Commission ("MPUC") issued a proposed rule relating to electric utilities that it stated was "intended to help smooth the transition to a more competitive environment by establishing principles and procedures for the determination and recovery of stranded costs in specified circumstances". The proposed rule, although limited in its application to electric-utility municipalization situations, recognized certain costs, including long-term purchased-power obligations and regulatory assets, as being potential stranded costs and specified an "exit fee" as the means for recovery of such costs. The proposed rule, however, also included a built-in "mitigation factor" that would have reduced the recoverable amount by 50 percent. On March 29, 1995, as part of a broader Notice of Proposed Rulemaking ("NOPR") related to open transmission access and stranded costs, and designed to facilitate the development of a competitive market, the Federal Energy Regulatory Commission ("FERC") expressed support for the principle of full recovery by utilities of their "legitimate and verifiable" stranded costs. On April 18, 1995, the MPUC terminated its rulemaking proceeding to avoid duplicative proceedings.

         Also as previously reported, in June 1995 the Maine Legislature enacted a resolve that initiated a process to develop recommendations on the future structure of the electric utility industry in Maine. After a work group appointed by the Legislature and representing many diverse interests failed to reach a consensus on a recommendation by the late-1995 reporting deadline, the MPUC, as the next step in the process, commenced a study of electric- utility restructuring by soliciting "detailed proposals and plans for achieving retail competition in Maine by the year 2000". On January 31, 1996, again as previously reported, the Company filed its initial comments on issues raised by the Legislature and the MPUC, along with a restructuring proposal calling for, among other things, the legal separation of the Company's generating assets, contracts and obligations from its transmission and distribution assets and obligations, and full recovery of strandable costs through a transition charge to all retail customers. Other interested parties submitted a variety of comments and proposals. In its proposal the Company estimated its potential strandable-cost exposure as of December 31, 1995, to be as much as $2 billion, with above-market purchased-power contracts with non-utility generators responsible for approximately 60 percent of that amount and deferred regulatory assets approximately 25 percent.

         On April 17, 1996, in part in reaction to developments in its service territory discussed below, the Company filed with the MPUC (1) a petition requesting that the MPUC re-open the terminated stranded-cost rulemaking proceeding (the "Petition to Re-open"),


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and (2) a proposed "Interim Competitive  Transition Charge Tariff" (the "Interim
Tariff"), including a request for immediate effectiveness. In its filing the Company stated that it was critical that utilities, customers and the financial markets "know the rules and guidelines" that would be associated with the recovery of strandable costs during the transition to competition. To that end, the Company urged the MPUC to reinforce its earlier commitment to prevent shifting of strandable costs from one group of customers to another and to hold departing customers responsible for their allocable share of such costs. The Company also pointed out that promulgation of a final stranded-cost rule on a parallel track with the MPUC's contemporaneous electric-utility restructuring proceeding would allow the MPUC to have in place a clear means for an "economic
transition  to  competition"  when  the  MPUC  offers  its   recommendations  on
restructuring to the Maine Legislature at the end of 1996.

         The Company's Petition to Re-open requests that the MPUC reopen its rulemaking proceeding on stranded costs and issue a proposed rule for comment and consideration that would broadly address its application to retail wheeling and self-generation, rather than only municipalization issues, and that would adopt several significant principles. The principles urged by the Company for adoption by the MPUC include, among others: (1) that all legitimate, verifiable and unmitigatable strandable costs should be allowed to be recovered; (2) that the shifting of costs either to remaining customers or investors by departing customers is not consistent with economic efficiency and should be avoided to the greatest extent possible; and (3) that the mechanism established for recovery of stranded costs be a non-bypassable charge applying whether customers remain connected to the distribution or transmission system or depart from that system. The other stated principles deal with the establishment of an appropriate period for the transition to competition and an approach to measuring such costs annually.

         Stressing the immediacy of the threat of uneconomic bypassing of the Company's system and the resulting cost shifting and price risk to remaining customers, the Company reported in its filing that Hannaford Bros. Co.
("Hannaford"), one of its largest customers, had recently installed a natural-gas-fired self- generation unit in Scarborough, Maine, at one of its larger supermarkets in the Company's service territory. The Company pointed out that Hannaford had 33 locations in the Company's service territory, including a substantial number of large supermarkets, and that Hannaford had informed the Company in discussions with the Company of its intention to install widespread self-generation at its stores in the Company's service territory by the end of 1996.

         In seeking approval of the second part of its MPUC filing, the Interim Tariff, the Company asserted that the Interim Tariff would address the present and potential risks caused by large customers bypassing the Company's system, including such risks as: (1) the


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installation  of  "uneconomic"  generation  (where  the  cost of the  customer's alternative is higher than the market rate of power), such as that installed or planned by Hannaford, a practice that is contrary to long-standing Maine energy policy and statutory law; (2) de facto restructuring, before either the Legislature or the MPUC has completed its review, putting at risk any benefits for residential and other remaining customers; (3) the appearance that an "escape mechanism" to avoidance of responsibility for costs is available for those who leave the Company's system before such responsibility for costs is settled; (4) the shifting of costs from those who can "escape", typically large customers, to those who cannot, typically smaller customers, or to utility investors; and (5) the sending of a "negative message" to the financial markets,
a  stakeholder  in  electric  utility   restructuring   whose  participation  in
restructuring is vital, with ensuing increased uncertainty and risk. To overcome those risks, the Company requested that the Interim Tariff become effective, subject to refund, for all applicable situations that arise on or after April 29, 1996, the requested effective date of the Interim Tariff. The Company pointed out that it was necessary, under the circumstances described in its filing, to have in place an interim means to recover stranded costs from departing customers while the longer-term issues are being decided in the re-opened stranded-cost rulemaking in parallel with the ongoing restructuring proceeding. The Interim Tariff is designed to provide for the recovery of a major portion, but only the uneconomic portion, of those costs from departing large customers, subject to refund of any amounts that exceed the amounts ultimately determined by the MPUC in its reopened stranded-cost proceeding to be appropriate.

         The Company cannot predict whether other customers of the Company will elect to install self-generation units before the issues relating to responsibility for stranded costs are resolved. The Company also cannot predict whether or when Hannaford will elect to install additional self-generation units at any or all of its other 32 locations in the Company's service territory, although many of such locations may not be of appropriate size and electrical load characteristics for self-generation to be economical at those locations, even if Hannaford should be successful in avoiding responsibility for stranded costs. If Hannaford should choose to install self-generation at its other locations with electrical characteristics similar to the Scarborough location, the Company estimates that the costs stranded by such action would be approximately $3.5 million. Finally, the Company cannot predict whether the MPUC will approve the Interim Tariff or otherwise allow the recovery of some or all of the costs that may be stranded as a result of the installation of self-generation facilities by customers of the Company.

Item 6 through 8.  Not applicable.


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                                    SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       CENTRAL MAINE POWER COMPANY


                                       By:  ----------------------------------
                                            D. E. Marsh
                                            Vice President, Corporate Services,
                                            Treasurer and Chief Financial
                                            Officer

Dated:  April 19, 1996


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